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                                                                      Exhibit 99

GENLYTE
                                               The Genlyte Group Incorporated
                                               2345 Vauxhall Road, P.O. Box 3148
                                               Union, New Jersey 07083-1948
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News Release
                                               For Immediate Release


Contact:  Neil M. Bardach, C.F.O.
          (908) 810-4518

GENLYTE ANNOUNCES RECORD SECOND QUARTER
EARNINGS OF $.47 PER SHARE

Union, NJ, July 22, 1998--The Genlyte Group Incorporated (NASDAQ: GLYT) today announced its second quarter 1998 sales grew 8.0% from the second quarter of 1997, generating earnings per share of $.47, a 34% increase over 1997 and the second consecutive record quarterly earnings for the company. Sales for the quarter totaled $130.3 million compared to $120.7 million in 1997. For the first half of 1998, sales grew to $260.5 million, an 11% increase over sales for the first half of 1997 of $234.9 million, while earnings per share increased 51%, from $.61 in 1997 to $.92 in 1998.

President and Chief Executive Officer Larry Powers said, "We are pleased with the company's overall performance. We are experiencing double-digit growth in our commercial business led by Lightolier and Hadco but we have seen some softening in our standard stocking business and residential sales. We continue to invest heavily in innovative new products and are persistent in reducing our costs. We have considerable momentum at the present time and assuming the economy continues at or near the current level, our second half results should be similar to our first half.

"We are nearing the completion of our joint venture with Thomas Industries, which will be called Genlyte Thomas Group LLC. We believe this transaction will create one of the strongest lighting businesses in North America, capable of competing with the biggest and best companies in our industry. We are and will continue to work very closely with our business partner, Thomas, to identify improvements in the combined business which will benefit our customers, employees, and shareholders. We are still anticipating the joint venture to close in the third quarter."

The Genlyte Group Incorporated is a leading manufacturer of lighting fixtures and controls for the commercial, industrial, and residential markets. Its products are sold under the brand names of Bronzelite, Crescent, Diamond F, Exceline, Forecast, Hadco, Homelyter, Lightolier, Stonco, and Wide-Lite in the U.S. and CFI, Keene-Widelite, Lightolier, Prodel, Stonco, and Uniglo in Canada.

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                        The Genlyte Group Incorporated
                  Consolidated Condensed Statement of Income
                 (Amounts in thousands except per share data)

                                 For the three months ended
                                 --------------------------
                               June 28, 1998     June 29, 1997
                               -------------     -------------
Net Sales                        $ 130,328         $ 120,700
EBIT                                12,339             9,386
Income Before Taxes                 11,358             8,222
Net Income                           6,474             4,689
E.P.S.                                0.47              0.35
Average Shares Outstanding          13,654            13,374

                                  For the six months ended
                                  ------------------------
                               June 28, 1998     June 29, 1997
                               -------------     -------------
Net Sales                        $ 260,451         $ 233,998
EBIT                                23,964            16,489
Income Before Taxes                 22,139            14,354
Net Income                          12,620             8,182
E.P.S.                                0.92              0.61
Average Shares Outstanding          13,654            13,357